UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SYSCO CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On October 26, 2010, the Compensation Committee of the Board of Directors of Sysco Corporation (“Sysco” or the “Company”) adopted a new compensation policy related to the reimbursement of executive relocation expenses by the Company (“Reimbursement Policy”).  The Reimbursement Policy is effective immediately with respect to all future agreements and applies to the Company’s Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer, all of the Company’s Executive Vice Presidents and any other officer of the Company designated as a Named Executive Officer for purposes of the proxy statement filed in connection with the Corporation’s Annual Meeting of Stockholders (the “Executives”).

The Reimbursement Policy provides that the Company will not reimburse any of such Executives for any loss on the sale of the Executive’s house sold in connection with the Executive’s relocation.

The Reimbursement Policy also provides that only certain pre-approved relocation expenses will be eligible for increased payments to cover all applicable taxes on the reimbursed amounts (i.e. state and federal income taxes, FICA, and Medicare taxes).  The relocation expenses subject to such increased payments to cover applicable taxes will be limited to the cost of moving the Executive’s household goods and vehicles; real estate fees incurred in selling the Executive’s residence; closing costs associated with the purchase of a new residence, including cost of credit reports, mortgage and deed taxes, recording fees and title search, title insurance, surveys (if required) and reasonable attorney’s fees; and up to six months’ rental expense for a temporary residence in the area to which the Executive has been asked to relocate. No other relocation expenses will be eligible for increased payments to cover applicable taxes.

Finally, the Reimbursement Policy provides that all future relocation agreements with any Executive will include a clawback provision that requires the Executive to reimburse the Company for all or a part of the reimbursement if their employment is terminated for any reason other than death, disability or change of control of the Company, or termination without cause or for good reason, within a specified amount of time after receiving the reimbursement.